EXHIBIT 5.1

August 15, 2025

BioSig Technologies, Inc.

12424 Wilshire Blvd, Suite 745

Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to BioSig Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated August 13, 2025 (the “Underwriting Agreement”), by and between the Company and Clear Street LLC and Needham & Company, LLC, acting as the representatives of the underwriters named therein (the “Representatives”), relating to the issuance and sale of 3,852,149 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated as of the date hereof;

2.	The Amended and Restated Bylaws of the Company, as amended and/or restated as of the date hereof;

3.	The Underwriting Agreement;

4.	The Registration Statement on Form S-3 ((File No. 333-276298) previously filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2023, as amended on January 5, 2024 and December 9, 2024, and declared effective by the Commission on December 17, 2024 (the “Registration Statement”);

5.	The prospectus supplement, dated August 13, 2025, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated December 17, 2024; and

7.	Minutes of a meeting of the Board of Directors of the Company approving the Underwriting Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been delivered to and paid for by the underwriters as contemplated by the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW